Exhibit 99.1

Global Net Lease Closed on the Acquisition of Six Assets for $63.4 Million during the First Quarter of 2018

NEW YORK, April 5, 2018 /PRNewswire/ -- Global Net Lease, Inc. (NYSE: GNL), a real estate investment trust focused on the acquisition of net lease commercial properties, today announced it closed on the acquisition of six industrial and distribution assets totaling 759,940 square feet for $63.4 million during the first quarter of 2018. The leases for these facilities are with (or guaranteed by) Fiat Chrysler, Chemours Company, Lee Steel Holdings, and LSI Steel Processing, are located in Mississippi, Michigan and Illinois, and these acquisitions are part of the previously announced $293 million pipeline of assets closed or under contract and expected to close over the course of 2018.  The six assets were purchased at prices equating to a weighted-average GAAP capitalization rate of 7.67%1 and a weighted-average remaining lease term of 10.0 years2.

GNL funded the transactions with cash on hand and borrowings under its revolving credit facility.

Property Summaries

The first transaction, which closed on February 26, 2018, involved a newly-built, 300,000 square foot storage and distribution center located in Pass Christian, Mississippi net-leased to Chemours Company, FC LLC for 9.8 years.  The property is located 55 miles northeast of New Orleans along Interstate 10. With storage and warehouse capabilities, along with supporting rail and port facilities nearby, the newly built property serves to support the nearby Chemours Delisle titanium plant.

The second transaction, which closed on March 21, 2018, involved a 114,042 square foot industrial facility located in Wyoming, Michigan, 10 miles south of Grand Rapids, net leased to Lee Steel Holdings, LLC ("Lee Steel") for 10.5 years. Lee Steel is a recognized name in flat rolled steel, including hot rolled steel, cold rolled steel, and exposed coated products. Lee Steel has the capability in this facility to supply slit coils or precision blanks, which are all processed in-house utilizing state-of-the-art equipment, primarily for Tier 1 and Tier 2 automotive suppliers, among other industries.

The third transaction, which closed on March 29, 2018, involved three industrial facilities in Chicago, Illinois totaling 217,924 square feet. The properties are net leased for 10 years to LSI Steel Processing. LSI Steel Processing is a division of Lamination Specialties Corp. and supplies flat rolled steel products, light gauge metal processing and coiled steel storage. This facility includes the company's slitting, blanking, and packaging lines.

The fourth transaction, which closed on March 29, 2018, involved a newly-built, 127,974 square foot industrial facility located in Sterling Heights, Michigan, leased for 9.9 years to Fiat Chrysler Automobiles US, LLC ("FCA"). Located in an industrial pocket 18 miles north of Detroit, the property sits among various other automotive facilities leased to FCA. The property is an assembly and light manufacturing, industrial property and serves as a "final assembly" facility for the new Dodge Ram, FCA's bestselling product, including installation of bed-liners, trim packages, and other components.

Property Summary Table

Tenant	Closing Date	Buildings	Square Feet	Asset Type	Lease Term (yrs)(1)	Purchase Price (mm)	Location
Chemours Company, FC LLC	2/26/2018	1	300,000	Distribution	9.8	$18.6	Mississippi
Lee Steel Holdings, LLC	3/21/2018	1	114,042	Industrial	10.5	$8.8	Michigan
LSI Steel Processing	3/29/2018	3	217,924	Industrial	10.0	$17.8	Illinois
FCA US, LLC (Fiat Chrysler)	3/29/2018	1	127,974	Industrial	9.9	$18.2	Michigan
Total		6	759,940			$63.4

(1)	As of March 31, 2018.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

1 GAAP capitalization rate is a rate of return on a real estate investment property based on the expected, straight-lined rental income that the property will generate under its existing lease. GAAP capitalization rate is calculated by dividing the income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the acquisition price of the property.
2 The weighted average remaining lease term in years based upon square feet as of March 31, 2018.

CONTACT: Investors and Media: Email: investorrelations@globalnetlease.com, Phone: (212) 415-6510